EXHIBIT 23.5

        CONSENT OF BIGELOW & COMPANY, CPA, P.C., INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated July 19, 1996, with respect to the financial statements of Turf Specialty, Inc., as a subsidiary of Eco Soil Systems, Inc., which financial statements are not included in the Amendment No. 2 to the Registration Statement on Form SB-2 and related Prospectus of Eco Soil Systems, Inc., for the registration of its common stock.


BIGELOW & COMPANY
Certified Public Accountants, P.C.
By:
Marie C. McKay
Certified Public Accountant

January 10, 1997
Manchester, New Hampshire